UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 14, 2008

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)
Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2008, the Company entered into and closed an agreement for the acquisition of all of the outstanding capital stock of Coreworx, Inc. (“Coreworx”). Coreworx is headquartered in Ontario, Canada, and is engaged in the design and delivery of project collaboration solutions for large capital projects.  In consideration for the Coreworx shares, the Company issued 287,500 shares of its Common Stock. Under the share purchase agreement, a portion of these shares will be held in escrow until one year after the closing.

Prior to the purchase of the Coreworx shares, the Company contributed to the capital of Coreworx $2,500,000 in cash and $3,400,000 aggregate principal amount of its 8% one-year promissory notes. The cash and notes were delivered by Coreworx to the holders of Coreworx’s debentures in full payment and satisfaction of all principal and accrued interest outstanding on such debentures.

Prior to and in contemplation of the completion of the acquisition, the Company loaned $1,500,000 to Coreworx.

As a result of the transaction, Coreworx is a wholly-owned subsidiary of the Company and will be presented as the Company’s Energy Infrastructure Software segment. In connection with the transaction, the Company agreed to implement an option plan for Coreworx employees for up to 20% of the outstanding Coreworx shares. The Coreworx management team will continue in their current positions.

The press release is contained in Item 9.01 as Exhibit 99.1, and is incorporated in this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Press release of Acorn Energy, Inc. dated August 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of August 2008.

ACORN ENERGY, INC.

By: /s/ Sheldon Krause
Name: Sheldon Krause
Title: Secretary and General Counsel

EXHIBIT INDEX

              Exhibit No.                                      Description

99.1 Press release of Acorn Energy, Inc. dated August 14, 2008.